News Release
Audiovox Corporation Reports Fiscal 2010 Second Quarter and Six Month Results
HAUPPAUGE, N.Y., Oct 13, 2009 /PRNewswire-FirstCall via COMTEX/ -- Audiovox Corporation (Nasdaq: VOXX), today announced results for its fiscal 2010 second quarter and six months ended August 31, 2009.

Net sales for the fiscal 2010 second quarter were $124.9 million compared to net sales of $147.2 million reported in the prior year period, a decrease of 15.2%.

Accessories sales for the fiscal 2010 second quarter were $45.9 million, an increase of 29.0% as compared to $35.5 million reported in the comparable fiscal year period. This increase is due primarily to the addition of new customers and higher sales of antennas as a result of the switch from analog to digital TV, remote controls and other accessory lines under Terk, Acoustic Research and RCA. As a percentage of net sales, Accessories represented 36.7% and 24.1% of net sales for the periods ended August 31, 2009 and August 31, 2008, respectively.

Electronics sales, which include both mobile and consumer electronics were $79.0 million for the fiscal 2010 second quarter compared to $111.7 million in the comparable fiscal year period, a decrease of 29.2%. This decline is primarily due to lower sales of consumer goods, mostly as a result of the Company's exit from lower profit product categories such as flat-screen TV's, portable navigation and GMRS radios, and mobile electronics products due to the weakening U.S. economy and lower vehicle sales. The decline was partially offset by increased sales of satellite radio products and digital clock radios. As a percentage of net sales, Electronics represented 63.3% and 75.9% for the periods ended August 31, 2009 and August 31, 2008, respectively.

Gross margins increased by 190 basis points from 17.0% in the fiscal 2009 second quarter to 18.9% in the fiscal 2010 second quarter. Gross margins were favorably impacted by higher accessory product sales, which carry a higher gross margin than other product lines. Additionally, the increase in gross margin was related to lower warehousing and assembly expenses, obsolescence charges and freight charges.

The Company reported operating expenses of $22.8 million for the fiscal 2010 second quarter, a decrease of $6.3 million or 21.7% compared to $29.1 million reported in the comparable fiscal year period. As a percentage of net sales, operating expenses decreased to 18.2% for the three months ended August 31, 2009, from 19.8% in the prior year period. The decrease in operating expenses was primarily due to the overhead reduction program and cost containment efforts instituted in the second half of fiscal 2009. Additionally, fiscal 2009 operating expenses for the three months ended August 31, 2008 included a one-time charge of approximately $1 million related to these efforts.

Pre-tax income in the fiscal 2010 second quarter was approximately $1.2 million compared to a pre-tax loss of $4.0 million in the comparable year-ago period. Net income for the period ended August 31, 2009 was $2.8 million or earnings per diluted share of $0.12 compared to a net loss of $2.3 million or a loss per diluted share of $0.10 in the three months ended August 31, 2008.

Patrick Lavelle, Chief Executive Officer stated, "We've made significant progress over the past year to improve our competitive position, while taking aggressive steps to manage our business through this economic downturn. Cost containment efforts, new products, new customers and ongoing margin improvement programs enabled us to post a profit this quarter and through the first half of the year, despite the decline in sales. While we remain cautious given the continued weakness in consumer confidence globally, we believe we have taken the necessary steps to be profitable this year and are well positioned for the future."

Six Month Comparisons

Net sales for the first six months of fiscal 2010 were $244.7 million compared to net sales of $291.8 million in the comparable fiscal 2009 period, a decrease of 16.1%.

Accessories sales for the fiscal 2010 six month period were $86.7 million, an increase of 30.5% as compared to $66.4 million reported in the comparable fiscal year period. This increase is due primarily to the addition of new customers and higher sales driven by the changeover from analog to digital TV, which favorably impacted digital antenna sales. This increase is also related to higher sales of other accessory products under the Terk, Acoustic Research and RCA brands. As a percentage of net sales, Accessories represented 35.4% and 22.8% of net sales for the six month period ended August 31, 2009 and August 31, 2008, respectively.

Electronics sales, which include both mobile and consumer electronics were $158.0 million for the fiscal 2010 six month period compared to $225.4 million for the six months ended August 31, 2008. This decline was primarily due to lower sales of consumer products related to the exiting of lower profit product categories and mobile products as a direct result of the weakening U.S. economy and the steep decline in vehicle sales. Partially offsetting this decline were higher sales of satellite radio products and increased sales in select digital categories, including clock radios and camcorders. As a percentage of net sales, Electronics represented 64.6% and 77.2% for the six month periods ended August 31, 2009 and August 31, 2008, respectively.

Gross margins increased by 270 basis points from 16.3% in the fiscal 2009 six month period to 19.0% in the comparable period in fiscal 2010. Gross margins were favorably impacted by higher sales of Accessories products, higher margins due to select mobile programs and higher margins internationally. Gross margins were also favorably impacted by the absence of the $2.9 million charge related to portable navigation products, which was taken in fiscal 2009.

Operating expenses decreased $14.0 million or 23.6% to $45.5 million for the six months ended August 31, 2009 from $59.5 million for the six months ended August 31, 2008. As a percentage of net sales, operating expenses decreased to 18.6% for the six months ended August 31, 2009 from 20.4% in the comparable prior year period. The decrease in total operating expenses is a direct result of the overhead reduction program and cost containment efforts, which the Company anticipates will result in annualized costs savings of $23 million.

Pre-tax income in the first six months of fiscal 2010 was approximately $2.0 million compared to a pre-tax loss of $11.1 million in the comparable year-ago period. Net income for the six month period ended August 31, 2009 was $3.2 million or earnings per diluted share of $0.14 compared to a net loss of $7.5 million or a loss per diluted share of $0.33 in the six months ended August 31, 2008.

Lavelle added, "New programs with FLO TV, Sony Playstation and SIRIUS XM and the incremental revenues from the recent acquisition of SCHWAIGER should help offset some of the market weakness. Despite lower sales, we believe our market positions have improved, and our portfolio of brands and distribution has never been stronger. We continue to look at acquisition opportunities and remain well financed to take advantages of opportunities as they arise. Issues still remain, but the long-term future for this Company is bright."

Conference Call Information

The Company will be hosting its conference call on Wednesday, October 14, 2009 at 10:00 a.m. ET. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-318-8619; international number: 617-399-5138; pass code: 5798734). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay number: 617-801-6888; pass code: 47169826).

About Audiovox

Audiovox (Nasdaq: VOXX) is a recognized leader in the marketing of automotive entertainment, vehicle security and remote start systems, consumer electronics products and consumer electronics accessories. The company is number one in mobile video and places in the top ten of almost every category that it sells. Among the lines marketed by Audiovox are its mobile electronics products including mobile video systems, auto sound systems including satellite radio, vehicle security and remote start systems; consumer electronics products such as MP3 players, digital camcorders, DVRs, Internet radios, clock radios, portable DVD players, multimedia products like digital picture frames and home and portable stereos; consumer electronics accessories such as indoor/outdoor antennas, connectivity products, headphones, speakers, wireless solutions, remote controls, power & surge protectors and media cleaning & storage devices; Energizer(R)-branded products for rechargeable batteries and battery packs for camcorders, cordless phones, digital cameras and DVD players, as well as for power supply systems, automatic voltage regulators and surge protectors. The company markets its products through an extensive distribution network that includes power retailers, 12-volt specialists, mass merchandisers and an OE sales group. The company markets products under the Audiovox, RCA, Jensen, Acoustic Research, Energizer, Advent, Code Alarm, TERK, Prestige and SURFACE brands. For additional information, visit our Web site at www.audiovox.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2009.

Company Contact:

GW Communications, Glenn Wiener, Tel: 212-786-6011, gwiener@GWCco.com

PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

Audiovox Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	August 31,	February 28,
	2009	2009
Assets	unaudited

Current assets:
Cash and cash equivalents	$70,486	$69,504
Accounts receivable, net	101,819	104,896
Inventory	121,318	125,301
Receivables from vendors	6,992	12,195
Prepaid expenses and other current assets	17,152	17,973
Deferred income taxes	401	354
Total current assets	318,168	330,223

Investment securities	16,068	7,744
Equity investments	10,768	13,118
Property, plant and equipment, net	19,785	19,903
Intangible assets	87,419	88,524
Deferred income taxes	252	221
Other assets	1,885	1,563
Total assets	$454,345	$461,296

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$34,153	$41,796
Accrued expenses and other current liabilities	28,816	32,575
Income taxes payable	2,786	2,665
Accrued sales incentives	9,455	7,917
Deferred income taxes	1,459	1,459
Bank obligations	1,833	1,467
Current portion of long-term debt	1,428	1,264
Total current liabilities	79,930	89,143

Long-term debt	6,118	5,896
Capital lease obligation	5,491	5,531
Deferred compensation	3,435	2,559
Other tax liabilities	1,188	2,572
Deferred tax liabilities	3,863	4,657
Other long term liabilities	8,004	10,436
Total liabilities	108,029	120,794

Commitments and contingencies

Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,439,212 and 22,424,212 shares issued and 20,619,460 and 20,604,460 shares outstanding at August 31, 2009 and February 28, 2009	224	224
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	274,537	274,464
Retained earnings	94,759	91,513
Accumulated other comprehensive loss	(4,830)	(7,325)
Treasury stock, at cost, 1,819,752 shares of Class A common stock at August 31, 2009 and February 28, 2009	(18,396)	(18,396)
Total stockholders' equity	346,316	340,502
Total liabilities and stockholders' equity	$454,345	$461,296

See accompanying notes to consolidated financial statements.

Audiovox Corporation and Subsidiaries
Consolidated Statements of Operations
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2009	2008	2009	2008

Net sales	$124,890	$147,208	$244,697	$291,791
Cost of sales	101,292	122,148	198,174	244,216
Gross profit	23,598	25,060	46,523	47,575

Operating expenses:
Selling	6,203	8,276	13,162	18,227
General and administrative	14,372	17,856	28,033	35,505
Engineering and technical support	2,205	2,979	4,277	5,783
Total operating expenses	22,780	29,111	45,472	59,515

Operating income (loss)	818	(4,051)	1,051	(11,940)

Other income (expense):
Interest and bank charges	(384)	(510)	(703)	(986)
Equity in income of equity investees	355	509	750	1,410
Other, net	408	89	855	385
Total other income, net	379	88	902	809

Income (loss) before income taxes	1,197	(3,963)	1,953	(11,131)
Income tax benefit	(1,578)	(1,652)	(1,295)	(3,597)

Net income (loss)	$2,775	$(2,311)	$3,248	$(7,534)

Net income (loss) per common share (basic)	$0.12	$(0.10)	$0.14	$(0.33)

Net income (loss) per common share (diluted)	$0.12	$(0.10)	$0.14	$(0.33)

Weighted-average common shares outstanding (basic)	22,872,191	22,857,114	22,868,792	22,855,864
Weighted-average common shares outstanding (diluted)	22,933,728	22,857,114	22,899,561	22,855,864

See accompanying notes to consolidated financial statements.